UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )


Filed by the Registrant [X ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14.a-11(c) or Section 240.14a-12


                                   CPI Corp.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


          1)   Title of each class of securities to which transaction applies:

               -----------------------------------------------------------------


          2)   Aggregate number of securities to which transaction applies:

               -----------------------------------------------------------------

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


               -----------------------------------------------------------------


          4)   Proposed maximum aggregate value of transaction:

               -----------------------------------------------------------------


          5)   Total fee paid:

               -----------------------------------------------------------------

          Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount Previously Paid:

               -----------------------------------------------------------------

          2)   Form, Schedule or Registration Statement No:

               -----------------------------------------------------------------

          3)   Filing Party:

               -----------------------------------------------------------------

          4)   Date Filed:

               -----------------------------------------------------------------

CPI Corp. Announces Third Quarter Results

Company Reiterates Commitment to Adjustments in Strategic Plan

ST. LOUIS, Dec. 3 /PRNewswire-FirstCall/ -- CPI Corp. (NYSE: CPY) today reported a net loss for the 16-week third quarter ended November 8, 2003 of $4.4 million or $.54 per diluted share compared to a net loss of $7.5 million or $.93 per diluted share for the comparable quarter of fiscal 2002. The third quarter of 2002 included $2.7 million or $.34 per diluted share of after-tax non-cash charges related primarily to the write-off or write-down of certain previously capitalized technology development costs and a $232,000 or $.03 per diluted share, after-tax expense related to the early retirement of a senior executive.

Net sales for the third quarter of 2003 increased $481,000 or approximately 1% to $81.6 million from the $81.1 million reported in the third quarter of 2002. During the third quarter of 2003, the Company's studios experienced a 3% decrease in sittings from 1,327,000 to 1,283,000 which was offset by a 3% increase in average sales per customer sitting from $60.94 to $62.63. Though the rate of decline in sittings slowed compared to the percentage declines recently experienced, the decrease is primarily attributable to the continuing impact of competitive pressures, including increases in the number of competitors' locations.

The Company's average customer sale increased to $62.63 from $60.94 in the prior year quarter. This increase resulted from the continuing strong sales performance related to the Company's March 2003 rollout of digitally enhanced products (Portrait Creations(R)) and the Company's continuing success in converting more of its customers to the higher value custom offer. The Portrait Creations(R) rollout was a carefully planned, cost-efficient action to meet customers' current needs for digital product in advance of a potential full digital studio conversion.

Losses from operations for the third quarter of 2003 were $7.4 million compared to $11.4 million in the comparable quarter of the prior year. Excluding other charges and impairments of $480,000 in 2003 related to professional services costs incurred in conjunction with the filing of Form 13-D and subsequent proxy consent solicitation materials by a small group of minority shareholders and $4.8 million in 2002 related to impairment charges and an executive retirement, losses from operations were $6.9 million in 2003 and $6.6 million in 2002. The increased level of operating losses was attributable to a $2.1 million increase in selling, general and administrative expenses only partially offset by a $481,000 increase in reported sales, a $475,000 decrease in cost of sales, and a $846,000 decline in depreciation expense.

The increase in selling, general and administrative expenses was attributable to $3.3 million of costs, in advance of an increased level of sales expected in the Company's fourth quarter, associated with the Company's new ventures, its Mexican studio operations and mobile photography. Exclusive of these new venture costs, Sears Portrait Studios and corporate selling, general and administrative expenses actually declined $1.2 million. The principal reasons for the decline were decreased advertising costs of $2.7 million, partially offset by $1.4 million of increased costs related to travel, telephone, freight and pensions. The decrease in advertising expense was principally attributable to the elimination of previously planned television advertising and was a planned response to bring total advertising expense as a percentage of sales back into line with a lower level of sales than originally planned. The decrease in depreciation expense continues a recent trend that resulted from certain assets becoming fully depreciated in the second quarter of 2002.

"While we continued to experience a challenging sales environment in the third quarter, we saw significant improvements in realigning the Sears Portrait Studios and corporate cost structures compared to the prior year quarter," said
J. David Pierson, Chairman and Chief Executive Officer of CPI Corp. "Our cost-cutting efforts for the quarter were successful, resulting in a $1.2 million decline in Sears Portrait Studios' expenses as well as corporate SG&A expenses compared to the same quarter last year. These efforts have continued into the current quarter, at the end of which the Company again expects to report favorable cost comparisons to the prior year quarter, exclusive of costs incurred in conjunction with ongoing proxy consent solicitation matters. We also expect that our new ventures will contribute increased fourth quarter sales, resulting in a substantial reduction in their negative operating results in the fourth quarter compared to the first three quarters."

Mr. Pierson continued, "In addition, the Board of Directors and management remain focused on a number of previously announced adjustments to the Company's strategic plan based on a reassessment of its June 2002 Strategic Review. This plan is designed to enhance shareholder value and the overall profitability of the Company by emphasizing cost control, efficient employment of capital and further development of our key Sears Portrait Studios business."

     Strategy Adjustments

     Adjustments to the Company's ongoing strategy are summarized below:

     -- To assist the Company in its review and to improve existing cost reduction efforts, the Company has retained, on a contingent fee basis, the consulting division of Deloitte and Touche LLP that assists companies in identifying, realizing and sustaining meaningful reductions.

     -- The central focus of enhancing overall profitability is to improve Sears Portrait Studios profitability through improved studio operating efficiency, reduced costs in areas including advertising and corporate overhead and potential cost savings from the possible conversion of studios from film to digital capture.

     -- CPI will defer the consideration of any potential acquisitions, new host arrangements or additional new business ventures at this time.

     -- The Company will defer further expansion of the new mobile photography division to allow time to digest the rapid growth of 2003, including the opening of 27 markets in the first year of operations. The focus of 2004 will be on maximizing profitability of the existing product lines and markets.

     -- Based on the performance of the Company's existing 13 Mexico studios, CPI will continue expansion into Mexico as previously announced. By the end of 2003, the Company expects to have 17 studios in operation.

     -- The Company continues to review its capital-spending plan for 2004-2007. Assumptions for this plan are now substantially reduced to $65-$75 million over the four year period, as compared to the Company's most recently disclosed estimates of $70-$105 million for the three year period 2004-2006 and $193 million for the five year period 2002-2006 referenced in the June 2002 Strategic Review. These projections include replacement of the Company's existing in-studio computer systems and printers in 2004, with the rollout of digital cameras and related manufacturing lab equipment, possibly in 2005 and 2006. The estimated spending of approximately $13 million related to the replacement of the in-studio computer systems and printers in 2004 is maintenance capital spending required irrespective of the cameras used. While initial estimates for converting CPI's Sears Portrait Studios from film to digital have decreased dramatically, the timing and investment will remain under review as a part of the Company's emphasis on efficient capital deployment.

The Company expects that it will continue to generate cash in excess of its operating and capital spending needs. Future capital expenditures and cost reduction opportunities remain under review by the Board and the management team in the near-term. The Company, in consultation with its financial advisors, is currently exploring the return of capital to shareholders. It is likely that a decision regarding commitment to future capital spending and investment plans and potential returns of capital will not be reached prior to February 2004.

Other Initiatives

In addition to the strategy adjustments discussed above, the Company has, after considerable deliberation and testing during 2003, undertaken the following initiatives:

     -- Retained a consultant to advise our Compensation Committee on equity incentive programs, including mandatory stock ownership guidelines for executive management and the Board of Directors, with an intent to implement the programs early in our next fiscal year.

     -- Tested and made plans to implement a reduction of operating hours in certain of our lower-and medium-volume studios in the slower months of the year, to reduce operating costs and place us more on par with our portrait studio competitors.

Fourth Quarter 2003 Update

Commenting on the Company's fourth quarter 2003 sales performance, Pierson added, "During the first three weeks of the fourth quarter, our Sears Portrait Studios' preliminary sales results are significantly lower compared to the same period last year. To reverse this decline, we have taken several steps including introducing a new, low cost cross-selling opportunity for all of our studios. In addition, we are offering customers two additional selling days after our traditional manufacturing cut-off in approximately one-half of our studios. These additional selling days will provide us with a competitive advantage compared to other film-based, non on-site fulfillment providers by allowing customers to have their portraits taken and still returned to the studios in time for pick-up before Christmas."

Share Repurchase Update

On June 3, 2003, the Company announced that the Board of Directors had authorized an open market share repurchase of up to 5% of the Company's outstanding common shares. As of the current date, the Company has repurchased 54,200 shares at a weighted average price of $17.26.

The Company will host a conference call and audio webcast for investors to discuss third quarter financial results on Thursday, December 4 at 10:00 a.m. central time to discuss the financial results and provide a Company update. To participate on the call, please dial 800-437-4632 or 706-634-1012 at least 5 minutes before start time.

The webcast can be accessed on the Company's own site at www.cpicorp.com as well as www.fulldisclosure.com . To listen to a live broadcast, please go to these websites at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software. A replay will be available on the above web sites as well as by dialing 706-645-9291 or 800-642-1687 and providing confirmation code 4289239. The replay will be available through December 11 by phone and for 30 days on the Internet.

CPI Corp. is a portrait photography company offering studio photography services in the United States, Puerto Rico, and Canada through Sears Portrait Studios and in Mexico in Soriana and its City Club format. The Company also provides mobile photography services in the United States to childcare centers, sports associations and events through Every Day Expressions(R). In addition, the Company operates searsphotos.com, an on-line photofinishing service as well as a vehicle for the Company's customers to archive, share portraits via email and order additional portraits and products.

The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements, such as our outlook for portrait studios, future cash requirements, compliance with debt covenants, valuation allowances, and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing us. Such risks include, but are not limited to: customer demand for our products and services, the overall level of economic activity in our major markets, competitors' actions, manufacturing interruptions, dependence on certain suppliers, changes in our relationship with Sears and the condition and strategic planning of Sears, fluctuations in operating results, the attraction and retention of qualified personnel an other risks as may be described in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended February 1, 2003.

                  CPI CORP. CONDENSED STATEMENTS OF OPERATIONS
              (In thousands except per share amounts) (Unaudited)

                                   16 Weeks Vs 16 Weeks  40 Weeks Vs  40 Weeks
                                    Nov. 8,    Nov. 9,   Nov. 8,      Nov. 9,
                                     2003      2002      2003         2002

     Net sales                      $81,573     $81,092  $198,918     $198,249

     Cost and expenses:
       Cost of sales (exclusive of
        depreciation and
        amortization shown below)    10,201      10,676    26,229       27,414
       Selling, general and
        administrative expenses      73,344      71,222   172,157      162,269
       Depreciation and
        amortization                  4,967       5,813    12,791       15,893
       Other charges and
        impairments                     480       4,816       480        4,816
                                     88,992      92,527   211,657      210,392

     Income (loss) from operations   (7,419)    (11,435)  (12,739)     (12,143)

     Interest expense                   808       1,024     2,293        2,793

     Interest income                    414         502     1,352        1,608

     Other income, net                  687          37       765           79

     Earnings (loss) from
      continuing operations before
      income taxes                   (7,126)    (11,920)  (12,915)     (13,249)

     Income tax expense (benefit)    (2,749)     (4,653)   (4,983)      (5,180)

     Net earnings (loss) from
      continuing operations          (4,377)     (7,267)   (7,932)      (8,069)

     Net earnings (loss) from
      discontinued operations,
      net of income tax expense
      (benefits)                        -          (233)      -           (152)

     Net earnings (loss)            ($4,377)    ($7,500)  ($7,932)     ($8,221)

     Earnings (loss) per common
      share - diluted
        From continuing operations   ($0.54)     ($0.90)   ($0.98)      ($1.00)
        From discontinued
         operations                     -         (0.03)      -          (0.02)
           Net earnings (loss) -
            diluted                  ($0.54)     ($0.93)   ($0.98)      ($1.02)

     Earnings (loss) per common
      share - basic
        From continuing operations   ($0.54)     ($0.90)   ($0.98)      ($1.00)
        From discontinued
         operations                     -         (0.03)      -          (0.02)
           Net earnings (loss) -
            basic                    ($0.54)     ($0.93)   ($0.98)      ($1.02)

     Weighted average number of
       common and common equivalent
       shares outstanding:
        Diluted                       8,072       8,044     8,089        8,039

        Basic                         8,072       8,044     8,089        8,039

                                    CPI CORP.
                       CONDENSED STATEMENTS OF OPERATIONS
                     (In thousands except per share amounts)
                                   (Unaudited)

                                                 52 Weeks     Vs     52 Weeks
                                               Nov. 8, 2003        Nov. 9, 2002

     Net sales                                    $309,313            $308,632

     Cost and expenses:
       Cost of sales (exclusive of
        depreciation and amortization
        shown below)                                38,430              42,044
       Selling, general and administrative
        expenses                                   239,593             231,804
       Depreciation and amortization                16,956              21,386
       Other charges and impairments                 1,706               8,244
                                                   296,685             303,478

     Income (loss) from operations                  12,628               5,154

     Interest expense                                3,078               3,718

     Interest income                                 1,753               2,074

     Other income, net                                 798                 701

     Earnings (loss) from continuing
      operations before income taxes                12,101               4,211

     Income tax expense (benefit)                    4,331                 793

     Net earnings (loss) from continuing
       operations                                    7,770               3,418

     Net earnings (loss) from discontinued
       operations, net of income tax
       expense (benefits)                             (941)               (287)

     Net earnings (loss)                            $6,829              $3,131

     Earnings (loss) per common share -
      diluted
        From continuing operations                   $0.96               $0.42
        From discontinued operations                 (0.12)              (0.03)
           Net earnings (loss) - diluted             $0.84               $0.39

     Earnings (loss) per common share -
      basic
        From continuing operations                   $0.96               $0.43
        From discontinued operations                 (0.11)              (0.04)
           Net earnings (loss) - basic               $0.85               $0.39

     Weighted average number of common
      and common equivalent shares outstanding:
        Diluted                                      8,126               8,069

        Basic                                        8,079               8,017

                                    CPI CORP.
                            CONDENSED BALANCE SHEETS
                      NOVEMBER 8, 2003 AND NOVEMBER 9, 2002
                                 (In Thousands)
                                   (Unaudited)

                                                 NOVEMBER 8,        NOVEMBER 9,
                                                     2003               2002
     Assets

       Current assets:
        Cash and cash equivalents                   $30,541            $25,343
        Other current assets                         50,809             60,433
       Net property and equipment                    49,272             51,493
       Other assets                                  39,472             38,206

       Total assets                                $170,094           $175,475


     Liabilities and stockholders' equity

       Current liabilities                          $78,391            $80,574
       Long-term obligations                         25,578             34,102
       Other liabilities                             21,982             14,850
       Stockholders' equity                          44,143             45,949

        Total liabilities and
         stockholders' equity                      $170,094           $175,475

                                    CPI CORP.
                        ADDITIONAL OPERATING INFORMATION
                                   (Unaudited)

                                    16 Weeks Vs 16 Weeks   40 Weeks Vs 40 Weeks

                                     Nov. 8,     Nov. 9,   Nov. 8,    Nov. 9,
                                       2003        2002      2003       2002
     Studio sittings: (in thousands)
        Custom                           836         791    1,940      1,937
        Package                          447         536    1,135      1,333
             Total sittings            1,283       1,327    3,075      3,270

     Studio average sales per
      customer sitting: (in dollars)
        Custom                        $72.20      $71.42   $75.20     $70.67
        Package                       $44.70      $45.44   $44.87     $45.66
             Overall                  $62.63      $60.94   $64.00     $60.47

     Capital expenditures (in
      thousands $)                    $6,282      $3,589  $14,663     $8,499

     EBITDA is calculated as
      follows:
     Net earnings (loss) from
      continuing operations          ($4,377)    ($7,267) ($7,932)   ($8,069)
     Income tax expense (benefit)     (2,749)     (4,653)  (4,983)    (5,180)
     Interest expense                    808       1,024    2,293      2,793
     Depreciation and amortization     4,967       5,813   12,791     15,893
     Other non-cash charges                4       4,498      112      4,881

     EBITDA (1) & (5)                $(1,347)      $(585)  $2,281    $10,318

     Adjusted EBITDA (2)               $(867)      $(166)  $2,761    $11,386

     EBITDA margin (3)                -0.02%      -0.01%    1.15%      5.20%

     Adjusted EBITDA margin (4)       -0.01%       0.00%    1.39%      5.74%

     (1) EBITDA represents net earnings (loss) from continuing operations in thousands of dollars before interest expense, income taxes, depreciation and amortization and other non-cash charges. EBITDA is included because it is one liquidity measure used by certain investors to determine a company's ability to service its indebtedness. EBITDA is unaffected by the debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company's results of operations. EBITDA is not necessarily comparable with similarly-titled measures for other companies.

     (2) Adjusted EBITDA is calculated as follows:

     EBITDA                          $(1,347)      $(585)  $2,281    $10,318
        EBITDA adjustments:
          Executive retirements            0         380        0        380
          Professional services          480           0      480          0
          Strategic planning costs         0          39        0        688
          Employee severance pay           0           0        0          0
          Accrual for remaining
           lease obligations               0           0        0          0
          Other                            0           0        0          0

     Adjusted EBITDA                   $(867)      $(166)  $2,761    $11,386

     (3) EBITDA margin represents EBITDA, as defined in (1), stated as a percentage of sales.

     (4) Adjusted EBITDA margin represents Adjusted EBITDA, as defined in (2), stated as a percentage of sales.

     (5) As required by the SEC's recently issued Regulation G, a reconciliation of EBITDA, a non-GAAP liquidity measure, with the most directly comparable GAAP liquidity measure, cash flow from continuing operations follows:

                                    16 Weeks Vs 16 Weeks  40 Weeks Vs 40 Weeks
                                     Nov. 8,     Nov. 9,  Nov. 8,    Nov. 9,
                                       2003        2002     2003       2002


     EBITDA                          $(1,347)      $(585)  $2,281    $10,318
     Income tax benefit (expense)      2,749       4,653    4,983      5,180
     Interest expense                   (808)     (1,024)  (2,293)    (2,793)
     Adjustments for items not
      requiring cash:
        Deferred income taxes           (344)     (3,398)  (1,824)    (3,333)
        Customer deposit liability      (495)      6,541    3,881      7,631
        Other, net                       (78)        146   (1,213)    (3,892)
     Decrease (increase) in current
      assets                         (11,487)    (12,517) (12,023)   (17,301)
     Increase (decrease) in current
      liabilities                     10,500       7,899    5,611      5,510
     Increase (decrease) in current
      income taxes                    (2,715)     (1,639)     623     (2,182)

     Cash flows from continuing
      operations                     ($4,025)        $76      $26      ($862)

                                    CPI CORP.
                        ADDITIONAL OPERATING INFORMATION
                                   (Unaudited)

                                                   52 Weeks     Vs     52 Weeks

                                                    Nov. 8,             Nov. 9,
                                                     2003                2002
     Studio sittings: (in thousands)
        Custom                                       3,053               3,045
        Package                                      1,771               2,175
             Total sittings                          4,824               5,220

     Studio average sales per customer
      sitting: (in dollars)
        Custom                                      $74.58              $71.65
        Package                                     $44.43              $41.27
             Overall                                $63.51              $58.99

     Capital expenditures (in thousands $)         $15,156              $8,611

     EBITDA is calculated as follows:
     Net earnings (loss) from continuing
      operations                                    $7,770              $3,418
     Income tax expense (benefit)                    4,331                 793
     Interest expense                                3,078               3,718
     Depreciation and amortization                  16,956              21,386
     Other non-cash charges                            390               4,837

     EBITDA (1) & (5)                              $32,525             $34,152

     Adjusted EBITDA (2)                           $34,191             $38,647

     EBITDA margin (3)                              10.52%              11.07%

     Adjusted EBITDA margin (4)                     11.05%              12.52%

     (1) EBITDA represents net earnings (loss) from continuing operations in thousands of dollars before interest expense, income taxes, depreciation and amortization and other non-cash charges. EBITDA is included because it is one liquidity measure used by certain investors to determine a company's ability to service its indebtedness. EBITDA is unaffected by the debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company's results of operations. EBITDA is not necessarily comparable with similarly-titled measures for other companies.

     (2) Adjusted EBITDA is calculated as follows:

     EBITDA                                        $32,525             $34,152
        EBITDA adjustments:
          Executive retirements                          0               3,132
          Professional services                        480                   0
          Strategic planning costs                       0                 688
          Employee severance pay                       916                 675
          Accrual for remaining lease
           obligations                                 250                   0
          Other                                         20                   0

     Adjusted EBITDA                               $34,191             $38,647

     (3) EBITDA margin represents EBITDA, as defined in (1), stated as a percentage of sales.

     (4) Adjusted EBITDA margin represents Adjusted EBITDA, as defined in (2), stated as a percentage of sales.

     (5) As required by the SEC's recently issued Regulation G, a reconciliation of EBITDA, a non-GAAP liquidity measure, with the most directly comparable GAAP liquidity measure, cash flow from continuing operations follows:

                                                  52 Weeks     Vs     52 Weeks

                                                   Nov. 8,             Nov. 9,
                                                    2003                2002

     EBITDA                                        $32,525             $34,152
     Income tax benefit (expense)                   (4,331)               (793)
     Interest expense                               (3,078)             (3,718)
     Adjustments for items not requiring cash:
        Deferred income taxes                         (279)             (2,474)
        Customer deposit liability                  (3,396)             (1,219)
        Other, net                                  (1,051)             (6,383)
     Decrease (increase) in current assets           3,492                (514)
     Increase (decrease) in current
      liabilities                                      488              (1,658)
     Increase (decrease) in current income
      taxes                                          5,117                 527

     Cash flows from continuing operations         $29,487             $17,920

CPI HAS FILED DRAFT MATERIALS WITH THE SECURITIES AND EXCHANGE COMMISSION IN OPPOSITION TO KNIGHTSPOINT'S CONSENT SOLICITATION. CPI STOCKHOLDERS ARE URGED TO READ CPI'S DEFINITIVE MATERIALS CAREFULLY. YOU MAY OBTAIN A FREE COPY OF THESE MATERIALS, WHEN THEY ARE AVAILABLE, BY ACCESSING THE SEC'S WEB SITE AT WWW.SEC.GOV, OR THE COMPANY'S WEB SITE AT WWW.CPICORP.COM. STOCKHOLDERS MAY ALSO OBTAIN, WITHOUT CHARGE, A COPY OF CPI'S OPPOSITION MATERIALS, WHEN AVAILABLE, BY CALLING CPI'S INFORMATION AGENT, MORROW & CO., INC., TOLL-FREE AT (877) 366-1576.

CPI and certain other persons named below may be deemed to be participants in the solicitation of revocations of consents in response to Knightspoint's consent solicitation. The participants in this solicitation may include the directors (Edmond S. Abrain, James R. Clifford, Joanne S. Griffin, Lee M. Liberman, Ingrid Otero-Smart, J. David Pierson, Nicholas L. Reding, Martin Sneider and Virginia V. Weldon) and CPI executive officers (John M. Krings, Gary
W. Douglass and Jane E. Nelson). INFORMATION ABOUT THE INTERESTS OF THE PARTICIPANTS IN THE COMPANY MAY BE FOUND IN CPI'S PROXY STATEMENT DATED MAY 16, 2003.

SOURCE CPI Corp. 12/03/2003

CONTACT: Jane Nelson of CPI Corp., +1-314-231-1575, Donna Vandiver of Vandiver Group, +1-314-991-4641 or Chuck Burgess of Abernanthy Macgregor Group, +1-212-371-5999 Web site: http://www.cpicorp.com
(CPY)
CO: CPI Corp.
ST: Missouri
IN:
SU: ERN CCA


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding CPI CORP's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.